Exhibit 99.1
August 8, 2011
PostRock Buys Stake in CEP
OKLAHOMA CITY, Aug. 8, 2011 (GLOBE NEWSWIRE) — PostRock Energy Corporation (Nasdaq:PSTR) (“PostRock”) today announced that it had purchased a majority of Constellation Energy Group, Inc.’s (NYSE:CEG) interests in Constellation Energy Partners LLC (NYSE:CEP). In the transaction, PostRock acquired all 485,065 Class A Member Interests and 3,128,670 Class B Member Interests. In combination, the acquired units represent a 14.9% interest in CEP. CEG’s consideration was comprised of $6.6 million of cash, 1 million shares of PostRock common stock and warrants to acquire an additional 673,822 shares of PostRock. Of the warrants, 224,607 are exercisable for one year at an exercise price of $6.57 a share, 224,607 are exercisable for two years at $7.07 a share and 224,608 for three years at $7.57 a share. The cash was funded with borrowings on PostRock’s bank facility.
In the transaction, PostRock received the right to appoint two directors to CEP’s Board. Because PostRock and CEP each have the majority of their assets in the Cherokee Basin of Kansas and Oklahoma, a series of discussions about this transaction and possible future transactions have been held with CEP’s Management and Board in the course of the past six months. PostRock hopes and believes a way can be found to allow the two entities to cooperate to the benefit of their respective shareholders.
Commenting, Terry W. Carter, PostRock’s President, said, “We were disappointed not to be able to purchase CEG’s entire stake as announced in June. Unfortunately, we were unable to secure the consent of CEP’s independent directors to that transaction in a timely fashion due to technical issues raised by their Delaware counsel. We believe this transaction has eliminated their concerns. We plan to continue to pursue increased efficiency in the Cherokee Basin through cooperation with CEP and others.”
PostRock Energy Corporation is engaged in the acquisition, exploration, development, production and transportation of oil and natural gas, primarily in the Cherokee Basin of Kansas and Oklahoma. The Company owns and operates over 3,000 wells and nearly 2,200 miles of gas gathering lines in the Basin. It also owns a 1,120 mile interstate natural gas pipeline, which transports natural gas from northern Oklahoma and western Kansas to Wichita and Kansas City.
The PostRock Energy Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7221
Forward-Looking Statements
Opinions, forecasts, projections or statements, other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by the Company. These risks and other risks are detailed in the Company’s filings with the Securities and Exchange Commission, including risk factors listed in the Company’s Annual Report on Form 10-K and other filings with the SEC. The Company’s filings with the SEC may be found at www.pstr.com or www.sec.gov. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.
CONTACT: Jack Collins
          Chief Financial Officer
          (405) 702-7460
          North Whipple
          Manager, Corporate Development & Investor Relations
          (405) 702-7423